Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

Magnera Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(a)	6,538,461	$22.98 (2)	$150,221,141	$153.10 per $1,000,000	$22,998.86 (2)
Total Offering Amounts					$150,221,141		$22,998.86
Total Fee Offsets							$0.00
Net Fee Due							$22,998.86

(1)	Registered shares are comprised of 6,538,461 additional shares that may be issued under the Magnera Corporation 2024 Omnibus Incentive Plan. Any additional shares of common stock of Magnera Corporation (formerly Glatfelter Corporation) to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933.
(2)	Calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, which is based on the average of the high and low reported market prices of the shares of common stock of Magnera Corporation on November 1, 2024 (after giving effect to a 1-for-13 reverse stock split effected on November 4, 2024).